Exhibit 99.1

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Alan Van Horn

Manager, Investor Relations

405.254.5839

GMX Resources Inc. Announces 2010 Year-End Haynesville/Bossier Reserves; 2010 Production and Operations Update

Oklahoma City, Oklahoma, Thursday, January 20, 2011 GMX RESOURCES INC., NYSE: ‘GMXR’; today announced 2010 year-end Haynesville/Bossier reserves increased 208.2 BCFE, or 804%, compared to year-end 2009. Production for Q4 was 5.3 BCFE up 51% from Q4 2009 and production for the year was 17.5 BCFE up 30% from 2009. Additionally the company released 60 day production results of its most recent long (>6000’) lateral Haynesville/Bossier Hz well – the Mia Austin 6H which has averaged 7,241 Mcf/d. Well costs for Q4 averaged $8.9 million which was $500 thousand less than previously forecasted. The company completed a total of eight H/B Hz wells during the quarter which was a record number of completions in a single quarter and attributable to the increased availability of fracture stimulation services. During 2010 the company has added approximately 2000 net acres of Haynesville/Bossier core acreage and most recently has entered into an agreement with a private seller to purchase acreage in the Bakken / Sanish- Three Forks oil play.

Michael J. Rohleder, President said “We are very pleased with the production growth over the last year, particularly considering we were challenged by the very tight market for completion services for the first three quarters forcing us to reduce the number of rigs we intended to run. A bright spot is our long lateral well performance is right where we forecasted. The fourth quarter represented a turning point for stimulation service availability and perhaps a break point in pricing. Our average well costs were $500 thousand less in Q4 than we previously forecasted, most of which is directly attributable to reductions in our completion costs. We expect that completion costs will continue to trend down in 2011 as rigs continue to be laid down in our play. DeGolyer and MacNaughton have completed their work on our year-end Haynesville/Bossier reserves. At year-end 2010 the Company has added 55.6 BCFE in Proved Developed reserves, and 152.6 BCFE in Proved Undeveloped reserves in the Haynesville/Bossier up from 23.5 and 2.4 BCFE respectively last year.”

Rohleder continued “We’ve added a few thousand acres of Haynesville/Bossier in and around our core and have agreed to acquire a small position in the Bakken/Sanish-Three Forks play from a private party. We have also had a number of inquiries related to our portion of Endeavor Gas Gathering, LLC which is our joint venture with Kinder Morgan and are also considering options to JV on a portion of our undeveloped Haynesville / Bossier and Cotton Valley Sands core acreage. Our interest in exploring these ideas would be to address our liquidity needs for our proposed capital expenditure plans for 2011 and 2012 allowing us to get to a cash flow positive state. We are well hedged in 2011 and 2012 and of course any JV would increase the percentage of our production that is hedged.”

The following tables summarize GMXR’s proved reserves as of December 31, 2010 for Haynesville/Bossier:

SEC Pricing

Proved Reserves – 2010 SEC Pricing(2)

	2010		2009
Haynesville/Bossier	BCFE	PV-10(1) ($ in Millions)	BCFE	PV-10(2) ($ in Millions)
Proved Developed	79.1	$128.4	23.5	$32.8
Proved Undeveloped	155.0	$23.5	2.4	$1.1

Total Proved	234.1	$151.9	25.9	$32.8

(1)	PV-10 represents the present value, discounted at 10% per annum, of estimated future net revenue before income tax of the Company’s estimated proved reserves. The PV-10 value is different than the standardized measure of discounted estimated future net cash flows, which is calculated after income taxes. The Company believes the PV-10 is a useful measure for evaluating the relative monetary significance of their proved reserves. Investors may use the PV-10 as a basis for comparison of the relative size and value of the Company’s reserves to its peers.

(2)	The proved reserves as of December 31, 2010 are calculated based on current SEC guidelines. The commodity prices used in the estimate were based on the 12-month unweighted arithmetic average of the first-day-of-the-month price during the period from January 2010 through December 2010. For natural gas volumes, the average Henry Hub spot price of $4.38 per million British thermal units (MMBTU) was adjusted for energy content, transportation fees, regional price differences, and system shrinkage. For crude oil, the average West Texas Intermediate posted price of $79.43 per barrel was adjusted for quality, transportation fees, and regional price differentials.

The Haynesville/Bossier estimated proved reserves reported above are based on a report by the independent petroleum engineering consulting firm of DeGolyer and MacNaughton (“D&M”). The Company has maintained the services of MHA Petroleum Consultants for our Cotton Valley Sand and Travis Peak reserves. The Company expects to report year-end Cotton Valley Sand and Travis Peak reserves next week.

Year-End and Fourth Quarter 2010 Production / Operations Update

The Company’s production for the three months ended December 31, 2010 was 5.3 Bcfe compared to 3.5 Bcfe in the fourth quarter of 2009, an increase of 51%. Production in the fourth quarter 2010 increased 14% over the third quarter of 2010. The Company drilled with two H/B horizontal rigs and brought eight new H/B Hz wells on to production during the fourth quarter 2010.

The Company’s production was 17.5 Bcfe for the year ended December 31, 2010, a 30% increase from 13.5 Bcfe in 2009. Capital expenditures for 2010 are anticipated to be in the range of $190-195 million. The Company increased capital expenditures during the fourth quarter 2010 as a result of an increase in availability of fracture stimulation services, which provided the opportunity to reduce our backlog inventory of drilled wells during the fourth quarter of 2010. The eight H/B Hz wells brought on line in the fourth quarter 2010 had an average lateral length of 5,356 feet at an average cost of $8.9 million, which represents a $0.5 million savings per well as compared to our fourth quarter 2010 AFEs. The average cost per lateral foot for the completions was $1,683, and the average number of frac stages was thirteen. The cost per stage of fracture completion services incurred by the Company increased during the third and fourth quarter, but have since declined and we expect that pattern to continue in 2011. The Mia Austin #6H, the Company’s first 6,000 foot long lateral, has a 60-day average production of 7,241 Mcf/day. The Bosh Heisman #17H was completed with 15 frac stages with a perforated lateral length of 6,164 feet and connected to sales on December 25, 2010.

The Company reports today a year-end update on our gross and net acres in the Haynesville/ Bossier and Cotton Valley as of December 31, 2010. The Haynesville/Bossier acreage as of December 31, 2010 was 61,528 gross and 44,032 net acres, compared to 61,900 gross and 42,400 net acres, respectively, at year-end 2009. The Cotton Valley acreage as of December 31, 2010 was 65,284 gross and 46,651 net acres, compared to 62,500 gross and 42,600 net acres, respectively, at year-end 2009.

On January 13, 2011, the Company entered into an agreement with a private seller to purchase undeveloped acreage in the Bakken/Sanish-Three Forks formation, pursuant to which the Company will issue up to 2,669,513 common shares and cash of approximately $1.8 million, subject to certain adjustments and title defect diligence. The Company expects to close this transaction at the end of February, 2011.

The Company has also begun to actively explore opportunities to joint venture with third parties in the future development of its Haynesville/Bossier and, separately, its Cotton Valley Sands undeveloped acreage. The Company is also considering options related to the potential sale of its membership interest in Endeavor Gas Gathering, LLC. (“EGG”). EGG was formed in August 2009 to hold the GMXR gas gathering system, and a 40% membership interest was sold to Kinder Morgan. The Company retained a 60% membership interest in EGG.

GMXR is a ‘Pure Play’, E&P Company with operations in East Texas focused on Haynesville/Bossier (H/B) Horizontal Shale and Cotton Valley Sand (CVS) development. The Company believes multiple resource layers across the Company’s East Texas property base provide a robust inventory for high probability, repeatable, organic growth and contain 261 net H/B Hz undrilled locations and 1,092 net CVS un-drilled locations. A substantial portion of the Company’s leased acreage is contiguous, and the Company utilizes existing infrastructure throughout this property base. Visit www.gmxresources.com for more information on the Company.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the Company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the Company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.